Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Osiris Therapeutics, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Osiris Therapeutics, Inc. of our report dated April 17, 2006 (July 5, 2006 as to Note 12), with respect to the balance sheets of Osiris Therapeutics, Inc. as of December 31, 2005 and 2004 and the related statements of operations, stockholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2005,which report appears in the prospectus of Osiris Therapeutics, Inc. filed on August 4, 2006 (Registration No 333-134037).

/s/ Stegman & Company

Baltimore, Maryland
October 11, 2006